Exhibit 10.5

150 Spear Street, Suite 200 | San Francisco, CA 94105

April 24, 2014

PERSONAL AND CONFIDENTIAL

Bill Zerella

Dear Bill,

Fitbit, Inc. (the “Company”) is pleased to offer you the full-time position of Chief Financial Officer reporting to the CEO. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals.

You will be paid an annual salary of Three Hundred Thousand Dollars ($300,000). Your salary will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis. In connection with your employment, you will be eligible to participate in benefits programs that have been adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.

You will be eligible to receive an annual bonus of Seventy Thousand Dollars ($70,000). Such bonus will be earned by completing goals that will be established and evaluated by the CEO and/or Board of Directors on an annual basis. You must be employed on the day that bonuses are paid in order to be eligible for a bonus. For calendar year 2014, the bonus will be pro-rated to your start date.

Subject to the approval of the Company’s Board of Directors, you will be granted the option to purchase shares of the Company’s common stock equal to one percent (1%) of the Company’s shares on a fully-diluted basis on the date of grant, including the Company’s employee option pool (the “Option”). The Option will be subject to the terms and conditions of the Company’s standard form of Stock Option Agreement (the “Option Agreement”) and the Company’s 2007 Stock Plan (the “Plan”). This Option shall be an incentive stock option to the extent permitted by law. The Option will be granted at an exercise price equal to the fair market value of the stock on the date of the grant and will vest 25% at the end of the first full, continuous year of employment with monthly vesting thereafter at the rate of 1/48th of the total grant. Vesting will, of course, depend on your continued employment with the Company. Please consult the Option Agreement and the Plan for further information.

During the first twelve (12) months following your start date, if your employment is terminated by the Company without Cause (as defined in the Plan), you will receive continued payment of your then-current monthly base salary, plus payment by the Company of applicable COBRA premiums for you and your eligible dependents, for a period of six (6) months following the date of termination of your employment, in accordance with the Company’s regular payroll practices.

In addition, if there is a Change of Control (as defined in the Plan) and in connection with such Change of Control or within twelve (12) months following the closing of a Change in Control (i) you are terminated by the Company or its successor without Cause (as defined in the Plan), or (ii) there is a Constructive Termination (as defined below) and you terminate your employment with the Company or its successor within six (6) months following such Constructive Termination, then one hundred percent (100%) of any then remaining unvested shares under the Option shall immediately vest and become exercisable.

As used herein, “Constructive Termination” means the occurrence of any of the following events: (i) any material diminution in your duties or responsibilities (other than in connection with your unavailability by reason of disability), provided that a mere change in title alone shall not constitute such a material diminution, (ii) a reduction of more than 10% in any one year period by the Company in your base salary (other than on account of a reduction applicable to all executive employees) or (iii) the relocation of your principal work location by more than fifty (50) miles, not agreed to by you.

By signing this offer, you represent that your employment with the Company and the performance of your duties does not and will not breach any agreement entered into by you (i.e., you have not entered into any agreements with previous employers that conflict with your obligations to the Company). Please provide us with a copy of any such agreements. You will also be required to sign an Employee Invention Assignment and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you.

Moreover, you will be required to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

We hope that this will be beginning of a long and rewarding employment relationship. However, you are not being promised any particular term of employment. You understand that your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company also has the right to change, or otherwise modify, in its sole discretion, the terms and conditions of your at-will employment, including your salary and benefits. The Company has found that an “at-will” relationship is in the interests of both the Company and its employees.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, including verification of criminal, education, driving and/or employment background. Your offer of employment with Fitbit, therefore, is contingent upon a satisfactory clearance of such a background investigation and/or reference check, if any.

This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

We are very excited about having you join the Company. If you agree to the offer terms above, please sign below. If you have any questions regarding this offer, please contact Taryn Ching, HR Manager,                          or email                         . This offer shall remain open until May 1, 2014, after which, if not accepted, shall expire.

Sincerely,

/s/ James Park
James Park
Co-Founder & CEO Fitbit, Inc.

I have read and accept the terms and condition of this offer.

Signed:	/s/ Bill Zerella
Bill Zerella

Dated:	April 26, 2014